Bernard & Yam, LLP

401 BROADWAY • 1708 • NEW YORK • NEW YORK 10013

Tel: (212) 219-7783

Fax: (212) 219-3604

July 21, 2011
Vecast Inc
2 N. Lake Avenue, Suite 870,
Pasadena, CA 91101

Ladies and Gentlemen:

                We have acted as counsel to Vecast Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1/A (the “Amended Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 1,000,000 shares of Common Stock, par value $0.0001 per share in connection with the offering described in the Amended Registration Statement, the “Shares”).

                We have examined the Amended Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the applicable definitive stock subscription agreement approved by the board of directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

                We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

                We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amended Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Amended Registration Statement.

Very truly yours,

/s/ Bernard & Yam, LLP

Bernard & Yam, LLP